Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces 2016 Financial Results

Record Global Store Growth, Second Straight Year of Double-Digit U.S. Comps

and Strong EPS Highlight 2016 Results

ANN ARBOR, Michigan, February 28, 2017: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2016, comprised of strong growth in same store sales, global store counts and earnings per share. Domestic same store sales grew 12.2% during the quarter versus the year-ago period, and 10.5% for the full year, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results, with same store sales growth of 4.3% during the quarter and 6.3% for the full year. The fourth quarter marked the 92nd consecutive quarter – or 23rd year – of positive international same store sales growth and the 23rd consecutive quarter of positive domestic same store sales growth. The Company also had record global net store growth of 1,281 stores in 2016, comprised of 171 net new domestic stores and 1,110 net new stores internationally.

Fourth quarter diluted EPS was $1.48, up 25.4% over the prior-year quarter; full year diluted EPS was $4.30, up 23.9% over the prior year. Management noted that the as-reported diluted EPS for both the fourth quarter and fiscal 2015 was negatively impacted by expenses related to the Company’s recapitalization, and was positively impacted by the inclusion of an extra, or 53rd, week in the fourth quarter of 2015. Fourth quarter diluted EPS was up 28.7% over the prior-year quarter as-adjusted EPS of $1.15; full year diluted EPS was up 24.6% over the prior year as-adjusted EPS of $3.45.

On February 15, 2017, the Board of Directors declared a 46-cent per share quarterly dividend for shareholders of record as of March 15, 2017 to be paid on March 30, 2017. This represents a 21.1% increase over the previous quarterly dividend amount.

“I’m extremely proud of our franchisees and operators worldwide, including those who contributed toward back-to-back years of double digit sales growth in the U.S.,” said J. Patrick Doyle, Domino’s President and Chief Executive Officer. “While these unprecedented results speak for themselves, I am most pleased with the passion and energy we demonstrated throughout 2016 in meeting the challenge of sustained success. The momentum and alignment within our system has never been stronger.”

Fourth Quarter and Fiscal 2016 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2016	Fourth Quarter of 2015	Fiscal 2016	Fiscal 2015
Net income	$72.7	$62.8	$214.7	$192.8
Weighted average diluted shares	49,090,074	53,351,075	49,923,859	55,532,955
Diluted earnings per share, as reported	$1.48	$1.18	$4.30	$3.47
Items affecting comparability*	—	(0.02)	—	(0.02)

Diluted earnings per share, as adjusted*	$1.48	$1.15	$4.30	$3.45

*	Refer to the Items Affecting Comparability section on page three for additional details. Diluted earnings per share, as adjusted figures may not sum to the total due to the rounding of each individual calculation.

•	Revenues were up 10.6% for the fourth quarter versus the prior year period, due primarily to higher supply chain volumes as well as higher Company-owned store, domestic franchise and international franchise revenues resulting from increased same store sales and store count growth. The increase in consolidated revenue was offset in part by the inclusion of the 53rd week in fiscal 2015 and the negative impact of foreign currency exchange rates.

•	Net Income increased 15.9% for the fourth quarter versus the prior year period, primarily driven by an increase in store count and same store sales growth as well as higher supply chain volumes. The increase in consolidated net income was partially offset by higher general and administrative expenses and the negative impact of foreign exchange rates. The inclusion of the 53rd week in 2015 and the Company’s 2015 recapitalization both impact the comparability of the financial results for the fourth quarter. See the Items Affecting Comparability section for additional details.

Domino’s Pizza: Q4 2016 Earnings Release, Page Two

•	Diluted EPS was $1.48 for the fourth quarter versus $1.18 in the prior year quarter on an as-reported basis. This represents a 30-cent or 25.4% increase over the prior year quarter. Diluted EPS increased 33 cents or 28.7% from $1.15 in the prior year quarter on an as-adjusted basis. This increase was driven by the increase in net income as well as lower diluted share count, primarily as a result of ongoing share repurchases. See the Items Affecting Comparability section and the Comments on Regulation G section for additional details.

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Fourth Quarter of 2016	Fiscal 2016
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+13.7%	+10.4%
Domestic franchise stores	+12.1%	+10.5%

Domestic stores	+12.2%	+10.5%

International stores (excluding foreign currency impact)	+4.3%	+6.3%

Global retail sales growth: (versus prior year period)
Domestic stores	+8.9%	+10.9%
International stores	+5.3%	+8.8%

Total	+7.0%	+9.8%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+8.9%	+10.9%
International stores	+10.4%	+14.5%

Total	+9.7%	+12.8%

	Domestic Company-owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 11, 2016	387	4,886	5,273	7,979	13,252
Openings	6	98	104	487	591
Closings	(1)	(5)	(6)	(26)	(32)

Store count at January 1, 2017	392	4,979	5,371	8,440	13,811

Fourth quarter 2016 net change	5	93	98	461	559

Fiscal 2016 net change	8	163	171	1,110	1,281

Conference Call Information

The Company will file its annual report on Form 10-K this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its fiscal 2016 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Dividends

On February 15, 2017, the Board of Directors declared a 46-cent per share quarterly dividend for shareholders of record as of March 15, 2017, to be paid on March 30, 2017. This represents a 21.1% increase over the previous quarterly dividend amount.

Share Repurchases

During the fourth quarter, the Company repurchased and retired 102,394 shares of its common stock under its open market share repurchase program for $16.4 million. Subsequent to the fourth quarter, the Company repurchased and retired 80,360 shares for $12.7 million, or an average price of $158.30 per share. As of February 21, 2017, the Company had a total remaining authorized amount for share repurchases of $136.4 million.

Domino’s Pizza: Q4 2016 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the fourth quarter and fiscal 2016 are not comparable to the reported financial results for the equivalent periods in 2015. The table below presents certain items that affect comparability between 2016 and 2015 financial results. Management believes that including such information is critical to the understanding of its financial results for the fourth quarter and fiscal 2016 as compared to the same periods in 2015 (see the Comments on Regulation G section on pages four and five for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding in 2016 that resulted in an increase in diluted EPS by an estimated 12 cents in the fourth quarter of 2016 and an estimated 43 cents in fiscal 2016. The Company incurred less interest expense in fiscal 2016 primarily as a result of lower net debt levels and higher interest expense in 2015 related to the Company’s recapitalization. The decrease in interest expense resulted in a decrease in diluted EPS by an estimated three cents in the fourth quarter of 2016 and an estimated 22 cents in fiscal 2016.

	Fourth Quarter			Full Year
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2015 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(860)	$(539)	$(0.01)	$(860)	$(539)	$(0.01)
Interest expense (2)	(405)	(254)	(0.00)	(405)	(254)	(0.00)
Debt issuance cost write-off (3)	(6,870)	(4,305)	(0.08)	(6,870)	(4,305)	(0.08)

Subtotal	(8,135)	(5,098)	(0.10)	(8,135)	(5,098)	(0.09)
Estimated 53rd week impact (4)	10,131	6,348	0.12	10,131	6,348	0.11

Total of 2015 items	$1,996	$1,250	$0.02	$1,996	$1,250	$0.02

(1)	Represents legal, professional and administrative fees incurred in connection with the Company’s 2015 recapitalization.
(2)	Represents interest expense the Company incurred on a portion its 2012 borrowings subsequent to the closing of the 2015 recapitalization but prior to the repayment of a portion of the 2012 borrowings, resulting in the payment of interest on both the 2012 and 2015 facilities for a short period of time.
(3)	Represents the write-off of debt issuance costs related to the extinguishment of a portion of the 2012 debt in connection with the Company’s 2015 recapitalization.
(4)	Represents the estimated impact on income of the 53rd week in the fourth quarter and fiscal 2015.

Domino’s Pizza: Q4 2016 Earnings Release, Page Four

Three- to Five-Year Outlook

The Company does not provide quarterly or annual earnings estimates. The following outlook does not constitute specific earnings guidance. In January 2017, the Company provided a three- to five-year outlook as follows:

	Current Outlook	Prior Outlook
Domestic same store sales growth	3% – 6%	2% – 5%
International same store sales growth	3% – 6%	3% – 6%
Net unit growth	6% – 8%	5% – 7%
Global retail sales growth	8% – 12%	7% – 11%

Liquidity

As of January 1, 2017, the Company had approximately:

•	$42.8 million of unrestricted cash and cash equivalents;

•	$2.19 billion in total debt; and

•	$80.7 million of available borrowings under its $125.0 million variable funding notes. Letters of credit issued under the Company’s variable funding note facility were $44.3 million.

The Company invested $58.6 million in capital expenditures during fiscal 2016, versus $63.3 million in fiscal 2015. Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $228.7 million in fiscal 2016.

(in thousands)	Fiscal 2016
Net cash provided by operating activities	$287,273
Capital expenditures	(58,555)

Free cash flow	$228,718

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and fiscal years. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

Domino’s Pizza: Q4 2016 Earnings Release, Page Five

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 13,800 stores in over 85 markets. Domino’s had global retail sales of nearly $10.9 billion in 2016, with more than $5.3 billion in the U.S. and more than $5.5 billion internationally. In the fourth quarter of 2016, Domino’s had global retail sales of nearly $3.6 billion, with over $1.7 billion in the U.S. and over $1.8 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the fourth quarter of 2016. Emphasis on technology innovation helped Domino’s reach an estimated $5.6 billion in global digital sales in 2016, and has produced several innovative ordering platforms including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2015, Domino’s announced the design and launch of the DXP®, a purpose-built pizza delivery vehicle, as well as Piece of the Pie Rewards™, its first digital customer loyalty program.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

Domino’s Pizza: Q4 2016 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions, including interest rates, energy prices and consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; our ability to pay dividends and repurchase shares; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q4 2016 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	January 1, 2017	% of Total Revenues	January 3, 2016	% of Total Revenues
Revenues:
Domestic Company-owned stores	$143,781		$129,291
Domestic franchise	103,797		90,822
Supply chain	514,355		465,011
International franchise	57,502		56,059

Total revenues	819,435	100.0%	741,183	100.0%

Cost of sales:
Domestic Company-owned stores	108,089		95,028
Supply chain	456,612		414,716

Total cost of sales	564,701	68.9%	509,744	68.8%

Operating margin	254,734	31.1%	231,439	31.2%
General and administrative	104,017	12.7%	93,027	12.6%

Income from operations	150,717	18.4%	138,412	18.6%
Interest expense, net	(33,407)	(4.1)%	(40,285)	(5.4)%

Income before provision for income taxes	117,310	14.3%	98,127	13.2%
Provision for income taxes	44,576	5.4%	35,368	4.7%

Net income	$72,734	8.9%	$62,759	8.5%

Earnings per share:
Common stock – diluted	$1.48		$1.18
Dividends declared per share	$0.38		$0.31

Domino’s Pizza: Q4 2016 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
(In thousands, except per share data)	January 1, 2017	% of Total Revenues	January 3, 2016	% of Total Revenues
Revenues:
Domestic Company-owned stores	$439,024		$396,916
Domestic franchise	312,260		272,808
Supply chain	1,544,345		1,383,161
International franchise	176,999		163,643

Total revenues	2,472,628	100.0%	2,216,528	100.0%

Cost of sales:
Domestic Company-owned stores	331,860		299,294
Supply chain	1,373,077		1,234,103

Total cost of sales	1,704,937	69.0%	1,533,397	69.2%

Operating margin	767,691	31.0%	683,131	30.8%
General and administrative	313,649	12.7%	277,692	12.5%

Income from operations	454,042	18.3%	405,439	18.3%
Interest expense, net	(109,384)	(4.4)%	(99,224)	(4.5)%

Income before provision for income taxes	344,658	13.9%	306,215	13.8%
Provision for income taxes	129,980	5.2%	113,426	5.1%

Net income	$214,678	8.7%	$192,789	8.7%

Earnings per share:
Common stock – diluted	$4.30		$3.47
Dividends declared per share	$1.52		$1.24

Domino’s Pizza: Q4 2016 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	January 1, 2017	January 3, 2016
Assets
Current assets:
Cash and cash equivalents	$42,815	$133,449
Restricted cash and cash equivalents	126,496	180,940
Accounts receivable	150,369	131,582
Inventories	40,181	36,861
Advertising fund assets, restricted	118,377	99,159
Prepaid expenses and other	17,635	20,646

Total current assets	495,873	602,637
Property, plant and equipment, net	138,534	131,890
Other assets	81,888	65,318

Total assets	$716,295	$799,845

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$38,887	$59,333
Accounts payable	111,510	106,927
Advertising fund liabilities	118,377	99,159
Other accrued liabilities	134,924	110,564

Total current liabilities	403,698	375,983
Long-term liabilities:
Long-term debt, less current portion	2,148,990	2,181,460
Other accrued liabilities	46,750	42,653

Total long-term liabilities	2,195,740	2,224,113
Total stockholders’ deficit	(1,883,143)	(1,800,251)

Total liabilities and stockholders’ deficit	$716,295	$799,845

Domino’s Pizza: Q4 2016 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
(In thousands)	January 1, 2017	January 3, 2016
Cash flows from operating activities:
Net income	$214,678	$192,789
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	38,140	32,434
Losses on sale/disposal of assets	863	316
Amortization of debt issuance costs	6,418	12,393
Provision (benefit) for deferred income taxes	(3,059)	1,713
Non-cash compensation expense	18,564	17,623
Tax impact from equity-based compensation	(48,129)	(17,775)
Other	(224)	(1,084)
Changes in operating assets and liabilities	60,022	53,377

Net cash provided by operating activities	287,273	291,786
Cash flows from investing activities:
Capital expenditures	(58,555)	(63,282)
Proceeds from sale of assets	4,936	12,724
Changes in restricted cash	54,444	(59,986)
Other	(1,661)	1,252

Net cash used in investing activities	(836)	(109,292)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	63,000	1,305,000
Repayments of long-term debt and capital lease obligations	(122,334)	(564,403)
Proceeds from exercise of stock options	15,234	4,814
Tax impact from equity-based compensation	48,129	17,775
Purchases of common stock	(300,250)	(738,557)
Tax payments for restricted stock upon vesting	(5,646)	(7,431)
Payments of common stock dividends and equivalents	(73,925)	(80,329)
Cash paid for financing costs	–	(17,367)
Other	–	(438)

Net cash used in financing activities	(375,792)	(80,936)

Effect of exchange rate changes on cash and cash equivalents	(1,279)	1,036

Change in cash and cash equivalents	(90,634)	102,594
Cash and cash equivalents, at beginning of period	133,449	30,855

Cash and cash equivalents, at end of period	$42,815	$133,449

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